News Release

Contact:	Paul S. Feeley	For Release: Immediately
Senior Vice President, Treasurer & Chief Financial Officer
(617) 628-4000

CENTRAL BANCORP, INC. REPORTS FINANCIAL
RESULTS FOR THE PERIODS ENDED
DECEMBER 31, 2010

SOMERVILLE, MASSACHUSETTS, February 8, 2011 – Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the “Company”) today reported that its net income for the nine months ended December 31, 2010 was $1.5 million and net income available to common shareholders for the nine months ended December 31, 2010 was $1.0 million, or $0.64 per diluted share, as compared to net income of $1.3 million and net income available to common shareholders of $809 thousand, or $0.54 per diluted share, for the comparable prior year period.  Net income for the quarter ended December 31, 2010 was $345 thousand and net income available to common shareholders for the quarter ended December 31, 2010 was $191 thousand, or $0.12 per diluted share, as compared to net income of $366 thousand and net income available to common shareholders of $213 thousand, or $0.14 per diluted share, for the comparable prior year quarter.

The Company’s $21 thousand decrease in net income for the quarter ended December 31, 2010 when compared to the quarter ended December 31, 2009 was the net result of a $200 thousand increase in the provision for loan losses, a $129 thousand decrease in net interest income and a $23 thousand increase in the provision for income taxes partially offset by a $173 thousand increase in non-interest income and a $158 thousand decrease in non-interest expenses.

For the quarter ended December 31, 2010, net interest and dividend income totaled $4.2 million, compared to $4.4 million for the quarter ended December 31, 2009.  This decrease was the net result of a decline in interest income of $901 thousand partially offset by a $772 thousand decline in interest expense.  The net interest rate spread and the net interest margin were 3.15% and 3.41%, respectively, for the quarter ended December 31, 2010 compared to 3.06% and 3.35%, respectively, for the quarter ended December 31, 2009.  The improvement in these ratios was primarily the result of a 55 basis point decrease in the cost of funds mainly due to aggressive liability management.  During the quarter ended December 31, 2010, the yield on interest-earning assets decreased by 46 basis points primarily due to a 31 basis point reduction in the yield on mortgage loans.  Contributing to the reduced yield on mortgage loans were decreases in commercial real estate and construction loans as management refocused its lending emphasis in the current market environment in an effort to reduce risk and increase regulatory capital ratios in accordance with the Company’s business plan, and a general decline in market interest rates on loans.  Also contributing to the improved net interest rate spread and net interest margin was the receipt of a Share Insurance Fund special dividend of $133 thousand during the quarter ended December 31, 2010 compared to $0 during the quarter ended December 31, 2009.

(continued)

Central Bancorp, Inc.

The provision for loan losses for the quarter ended December 31, 2010 totaled $300 thousand compared to a provision for loan losses of $100 thousand during the quarter ended December 31, 2009.  The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio.  In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans.  Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate at December 31, 2010.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in market area economic conditions, regulatory considerations, or other factors.

Non-interest income totaled $552 thousand for the quarter ended December 31, 2010 compared to $379 thousand during the quarter ended December 31, 2009.  The increase of $173 thousand was primarily due to: (1) a $72 thousand reduction in other-than-temporary impairment on available-for-sale investment securities, which totaled $9 thousand during the quarter ended December 31, 2010 compared to $81 thousand during the prior year quarter, (2) a $48 thousand increase in gains on the sale of loans due to increased loan sale activity, and (3) a decrease in losses on the sale of foreclosed property, which totaled $0 during the quarter ended December 31, 2010 compared to $48 thousand during the prior year quarter.  Also included in the aforementioned $552 thousand of non-interest income during the quarter ended December 31, 2010 were gains on sale of investment securities of $22 thousand compared to $0 during the prior year quarter.

Non-interest expenses decreased by $158 thousand to $3.8 million during the quarter ended December 31, 2010 as compared to $4.0 million during the quarter ended December 31, 2009.  Items primarily contributing to this net decrease were a $350 thousand decrease in FDIC insurance premium expense, a $46 thousand decrease in marketing expenses and a $29 thousand decrease in occupancy and equipment expenses, partially offset by increases in salaries and benefits of $271 thousand and professional fees of $32 thousand.  Salaries and benefits expenses totaled $2.3 million during the quarter ended December 31, 2010 compared to $2.0 million during the quarter ended December 31, 2009.  Included in the aforementioned increase of $271 thousand in that category were increases of $51 thousand for non-deposit investment product and loan origination commissions, $45 thousand for incentive compensation-related accruals, $60 thousand for a benefits-related settlement recorded during the quarter ended December 31, 2009 compared to $0 during the same period of 2010, $34 thousand for severance expense, and $29 thousand related to employee stock ownership plan costs.

(continued)

Central Bancorp, Inc.

For the nine months ended December 31, 2010 compared to the nine months ended December 31, 2009, the Company’s $216 thousand increase in net income was primarily the result of an increase in net interest income of $1.0 million primarily resulting from an overall 69 basis point decrease in the cost of interest-bearing liabilities and a $48 thousand increase in non-interest income, partially offset by increases in the provision for loan losses of $550 thousand and non-interest expenses of $116 thousand.  Non-interest expenses increased primarily due to increases in salaries and benefits of $815 thousand and professional fees of $161 thousand, partially offset by decreases in FDIC deposit insurance expense of $543 thousand, foreclosure and collection expenses of $167 thousand and occupancy and equipment of $91 thousand.

The net interest rate spread and the net interest margin improved from 2.82% and 3.12%, respectively, for the nine months ended December 31, 2009 to 3.30% and 3.55%, respectively, for the 2010 comparable period, primarily due to a 69 basis point reduction in the cost of funds, partially offset by a 21 basis point decrease in the average rate earned on interest-earning assets.

Total assets were $512.3 million at December 31, 2010 compared to $542.4 million at March 31, 2010, a decrease of $30.1 million.  The decrease in total assets reflected strategic actions taken by management to reduce risk and increase capital ratios in accordance with the Company’s business plan, including the use of proceeds from loan repayment and investment maturity and repayment to fund certain maturing deposits and borrowings.  During the nine months ended December 31, 2010, short-term investments increased by $35.1 million and investment securities decreased by $6.1 million.  Total loans decreased by $56.3 million as commercial real estate and construction loans decreased by $23.9 million as management de-emphasized these types of lending in the current market environment.  Residential and home equity loans decreased by $30.8 million, from $225.9 million at March 31, 2010 to $195.1 million at December 31, 2010 due to higher than expected residential loan pay-offs.  Commercial and industrial loans decreased from $4.0 million at March 31, 2010 to $2.5 million at December 31, 2010 due to principal repayment.  Deposits decreased by $14.0 million due to decreases in certificates of deposit of $12.2 million and core deposits of $1.8 million.  FHLB advances decreased by $17.1 million to $126.4 million at December 31, 2010 from $143.5 million at March 31, 2010, as maturing advances were not renewed but were instead funded with available cash.

The net increase in stockholders’ equity from $45.1 million at March 31, 2010 to $46.6 million at December 31, 2010 was primarily due to net income of $1.5 million, stock-based compensation of $493 thousand and a $139 thousand increase in other comprehensive income due to an overall increase in the market value of available for sale securities, partially offset by $598 thousand of dividends paid to common and preferred shareholders.

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Central Bancorp, Inc.

    The Company's and the Bank's capital ratios were as follows:

	December 31, 2010	March 31, 2010	REGULATORY THRESHOLD FOR WELL CAPITALIZED
Central Bancorp:
Tier 1 Leverage	10.16%	9.22%	5.0%
Tier 1 Risk-Based Ratio	16.82%	14.24%	6.0%
Total Risk-Based Ratio	18.07%	15.12%	10.0%

Central Co-operative Bank
Tier 1 Leverage	9.07%	8.09%	5.0%
Tier 1 Risk-Based Ratio	15.00%	12.49%	6.0%
Total Risk-Based Ratio	16.24%	13.37%	10.0%

At December 31, 2010, non-performing assets totaled $10.0 million, or 1.95% of total assets, compared to non-performing assets of $6.3 million, or 1.16% of total assets, at March 31, 2010.  The $3.7 million increase in non-performing assets was primarily due to the addition of three commercial real estate customer relationships which totaled $3.4 million.  While bankruptcy filings continue to extend the time required to resolve some non-performing loans, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible.  Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors.  Other real estate owned totaled $132 thousand at December 31, 2010, compared to $60 thousand at March 31, 2010.

Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.
(See accompanying tables.)
(continued)

This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “should,” “planned,” “estimated” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company’s ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made. These factors should be considered in evaluating the forward-looking statements.  Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Central Bancorp, Inc.

Central Bancorp, Inc.
Consolidated Operating Data
(In Thousands, Except Share and Per Share Data)

	Quarter Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net interest and dividend income	$4,248	$4,377	$13,418	$12,410

Provision for loan losses	300	100	900	350

Net gain (loss) from sales or write-downs of investment securities	13	(81)	(170)	(81)

Gains on sales of loans	111	63	241	244
Other non-interest income	428	397	1,301	1,161
Non-interest expenses	3,825	3,983	11,506	11,390

Income before taxes	675	673	2,384	1,994

Provision for income taxes	330	307	900	726

Net income	$345	$$366	$1,484	$1,268

Net income available to common shareholders	$191	$213	$1,021	$809

Earnings per common share:

Basic	$0.13	$0.15	$0.68	$0.56

Diluted	$0.12	$0.14	$0.64	$0.54

Weighted average number of shares outstanding:

Basic	1,505,873	1,457,136	1,500,497	1,451,780

Diluted	1,633,165	1,511,806	1,608,120	1,487,318

Outstanding shares, end of period	1,667,151	1,637,151	1,667,151	1,637,151

Consolidated Operating Data
(In Thousands, Except Share and Per Share Data)

	December 31,	March 31,
	2010	2010
	(Unaudited)
Total assets	$512,331	$542,444
Short-term investments	47,267	12,208
Total investments	38,347	44,462
Total loans (1)	401,432	461,902
Allowance for loan losses	3,748	3,038
Other real estate owned	132	60
Deposits	325,152	339,169
Borrowings	126,382	143,469
Subordinated debentures	11,341	11,341
Stockholders' equity	46,631	45,113
Book value per common share	22.17	21.31
Book equity to assets	9.10%	8.32%
Non-performing assets to total assets	1.95%	1.16%

(1)  Includes loans held for sale of $410 and $392 at December 31, 2010 and March 31, 2010, respectively.

Selected Financial Ratios

	Quarter Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Return on average assets	0.26%	0.27%	0.37%	0.30%
Return on average equity	2.97	3.37	4.31	3.99
Interest rate spread	3.15	3.06	3.30	2.82
Net interest margin	3.41	3.35	3.55	3.12